Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-155867 on Form S-8 of our report dated March 25, 2009 (May 18, 2009 as to the effects of the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, and related disclosure in Notes 2, 3, 15,16, 17 and 18), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the business combination between Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation and the retrospective adjustments related to the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements) and appearing in this Current Report on Form 8-K.
/s/ Deloitte & Touche LLP
Seattle, Washington
May 18, 2009